Exhibit 99.1

Sono-Tek Reports Strong Fiscal Year 2025 Financial Results

-Reports Fourth Consecutive Quarter of Revenue above $5 million

-FY 2025 Revenue Growth of 4% YOY

- Backlog Remains Strong at $8.6 Million

- Projecting Continued Revenue Growth and Profitability in the First Half of Fiscal Year 2026

-Conference Today at 11:00 am ET

MILTON, N.Y., May 28, 2025 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the fiscal year 2025, ended February 28, 2025.

Dr. Christopher L. Coccio, Executive Chairman, stated, “We are extremely proud of our performance this past fiscal year, with the continuing revenue trend of $5 million plus for the past four consecutive quarters. We remain pleased with the overall performance and trajectory of the business, as reflected by our strong backlog, and are excited to report continued revenue growth in the first half of FY 2026 with continued profitability. While we are seeing steady demand across key markets, our visibility beyond the first half remains limited due to significant uncertainty related to the potential curtailment or elimination of governmental clean energy incentives, rapidly evolving tariff policies, and the timing of customer orders. These factors may impact demand later in the fiscal year. As such, we are only providing visibility into the first half of FY 2026 at this time and intend to revisit guidance when we announce Q1 results.

That said,we are seeing promising momentum in the medical device industry, particularly in interest for our high-volume production systems. With solid customer demand and our strong balance sheet, we remain focused on continued execution and look forward to building on our recent success.”

Steve Harshbarger, CEO & President of Sono-Tek stated, “We continue to be excited by our growth strategies taking hold with customers moving through R&D and pilot systems to complex large-scale production systems with significantly higher ASPs. We also remain excited about our prospects for attracting additional high-volume, high-ASP production system orders in fiscal year 2026 and beyond. We are proud to report record-high revenues for FY 2025, reflecting strong customer demand and momentum. Our strategy of focusing on high average selling priced “ASP” orders continues to drive growth, and we are well positioned as we enter our 50th year in business. We are excited about our growth, and look forward to continued revenue growth and profitability over the long term.”

Fiscal Year 2025 Highlights

  Net Sales: Record $20.5 million, up 4% from $19.7 million in FY 2024, driven by strong shipments to the Alternative/Clean Energy Market. This marks the highest annual revenue in company history.

  Gross Profit: $9.74 million, down 1% or $106,000 from the prior year. Gross margin decreased to 47.5% from 50%, mainly due to product mix and the reclassification of labor costs from engineering to cost of goods sold.

  Operating Income: Decreased $172,000 to $1.01 million compared to $1.20 million in FY 2024, due to the decrease in gross profit combined with higher operating expenses.

  Net Income: Approximately $1.3 million, down from $1.4 million in FY 2024, reflecting a combination of lower gross profit and higher operating expenses.

  Other Income: Interest income, dividend income, and unrealized gains on marketable securities totaled $524,000, down $38,000 due to a slight reduction in interest rates.

Backlog and Expected Revenue Growth for Fiscal Year 2026

  Backlog: Equipment and service-related backlog remains strong at $8.67 million at fiscal year-end, down 6.6% from the prior year-end record high of $9.28 million.

  FY 2026 Guidance: Continued revenue growth and profitability is expected for the first half of the fiscal year ending February 28, 2026, fueled by shipments from Sono-Tek’s strong backlog, projected new and reoccurring orders, steady demand across key markets and promising momentum in the medical device industry, particularly in interest for high-volume production systems. Visibility beyond the first half remains limited due to significant uncertainty related to potential changes in governmental clean energy incentives, evolving tariff policies, and the timing of customer orders. Sono-Tek intends to revisit guidance when it reports Q1 results.

Fiscal 2025 Review		(Results compared with fiscal 2024)
($ in thousands)
			Change
	FY 2025	FY 2024	$	%
Net Sales	$20,504	$19,700	804	4.0%
Gross Profit	$9,739	$9,845	(106)	(1.0%	)
Gross Profit	47.5%	50.0%		(2.5%	)

Operating Income	$1,010	$1,182	(172)	(14.5%	)
Operating Margin	4.9%	6.0%		(1.1%	)

Net Income	$1,273	$1,441	132	11.6%
Net Margin	6.2%	7.3%		(1.1%	)

Fourth Quarter Fiscal 2025 Review		(Results compared with the fourth quarter of fiscal 2024)
($ in thousands)
				Change
	FY 2025	FY 2024		$	%
Net Sales	$5,121	$4,768		353	7.4%
Gross Profit	$2,425	$2,341		84	3.6%
Gross Profit	47.0%	49.0%			(2.0%	)

Operating Income (Loss)	$288	$(12)		300	2500%
Operating Margin	5.6%	(0.3%	)		5.9%

Net Income	$328	$157		171	109%
Net Margin	6.4%	3.0%			3.4%

Fiscal Year 2025 Product and Market Sales Overview

  Geography: US/Canada sales increased 15%, up $1.6 million, driven by a record shipment of 5 high Average Selling Price “ASP” systems totaling $3.85 million—the largest number of high ASP systems shipped in a year.

  Product Categories: Integrated Coating Systems increased 28%, up $814,000, and Multi-Axis Systems grew 6%, up $603K, both supported by significant orders from the solar and clean energy sectors.

  End Markets: Alternative/Clean Energy rose 64%, up $3.84 million, driven by production-scale system shipments to the solar market, including 4 high ASP system deliveries totaling $3.31 million. The Industrial market declined 47%, down $1.68 million as our customers saw reduced demand for float glass coating systems due to rising competition from China-based float glass producers.

Balance Sheet and Cash Flow Overview

  At February 28, 2025, cash, cash equivalents and marketable securities totaled $11.9 million compared to $11.8 million at the prior year-end.
  At February 28, 2025, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $17,792,195 million.
  Capital expenditures in the full year of fiscal 2025 were $496,000, which were invested in ongoing upgrades to the Company’s manufacturing facilities.

Conference Call Information

  Wednesday, May 28, 2025 at 11:00 am ET.
  Dial in: 1-844-481-2752 or 1-412-317-0668 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

Webcast Information

A simultaneous webcast of the call may be accessed through the Company's website, Events & Presentations | Sono-Tek or at https://event.choruscall.com/mediaframe/webcast.html?webcastid=hrhk6j1y

A replay of the call will be available at 1-877-344-7529 or 1-412-317-0088, access code 6534088, through June 4, 2025. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide. Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The Company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; the recovery of the Electronics/Microelectronics and Medical markets; rebound of sales to the industrial market in the fourth quarter of fiscal year 2025; maintenance of increased order backlog; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues and income within the forecasted range of sales guidance.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

-FINANCIAL TABLES FOLLOW –

SONO-TEK CORPORATION

CONSOLIDATED BALANCE SHEETS

	February 28, 2025	February 29, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$5,202,361	$2,134,786
Marketable securities	6,727,678	9,711,351
Accounts receivable (less allowance for credit losses of $12,225, respectively)	2,347,764	1,470,711
Inventories	4,474,401	5,221,980
Prepaid expenses and other current assets	236,261	207,738
Total current assets	18,988,465	18,746,566

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,610,600	2,832,156
Intangible assets, net	37,386	47,566
Deferred tax asset	1,525,185	1,255,977

TOTAL ASSETS	$23,411,636	$23,132,265

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$859,483	$1,049,742
Accrued expenses	1,718,574	1,739,478
Customer deposits	2,413,195	3,419,706
Income taxes payable	496,055	414,807
Total current liabilities	5,487,307	6,623,733

Deferred tax liability	132,134	229,534

Total Liabilities	5,619,441	6,853,267

Commitments and Contingencies (Note 13)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,751,153 issued and 15,749,037 outstanding as of February 28, 2025, and 15,750,880 issued and outstanding as of February 29, 2024	157,512	157,509
Additional paid-in capital	10,018,034	9,770,387
Accumulated earnings	7,624,516	6,351,102
Treasury stock, at cost, 2,116 shares	(7,867)	—

Total stockholders’ equity	17,792,195	16,278,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,411,636	$23,132,265

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended
	February 28, 2025	February 29, 2024

Net Sales	$20,504,381	$19,699,886
Cost of Goods Sold	10,765,362	9,855,311
Gross Profit	9,739,019	9,844,575

Operating Expenses
Research and product development	2,724,482	2,885,773
Marketing and selling	3,677,915	3,695,870
General and administrative	2,326,582	2,080,447
Total Operating Expenses	8,728,979	8,662,090

Operating Income	1,010,040	1,182,485

Other Income:
Interest and dividend income	488,504	529,735
Net unrealized gain on marketable securities	35,548	32,360
Income before Income Taxes	1,534,092	1,744,580

Income Tax Expense	260,678	303,117

Net Income	$1,273,414	$1,441,463

Basic Earnings Per Share	$0.08	$0.09

Diluted Earnings Per Share	$0.08	$0.09

Weighted Average Shares – Basic	15,750,997	15,743,763

Weighted Average Shares – Diluted	15,770,102	15,774,007

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales:

	Twelve Months Ended
	February 28,	% of	February 29,	% of	Change
	2025	Total	2024	total	$	%
Fluxing Systems	$467,000	2%	$724,000	4%	$(257,000)	(35%	)
Integrated Coating Systems	3,703,000	18%	2,889,000	14%	814,000	28%
Multi-Axis Coating Systems	10,678,000	52%	10,075,000	51%	603,000	6%
OEM Systems	1,484,000	7%	1,533,000	8%	(49,000)	(3%	)
Other	4,172,000	21%	4,479,000	23%	(307,000)	(7%	)
TOTAL	$20,504,000		$19,700,000		$804,000	4%

Market Sales:

	Twelve Months Ended
	February 28,	% of	February 29,	% of	Change
	2025	Total	2024	total	$	%
Electronics/Microelectronics	$5,426,000	27%	$5,602,000	29%	$(176,000)	(3%	)
Medical	3,250,000	16%	4,180,000	21%	(930,000)	(22%	)
Alternative Energy	9,838,000	48%	5,997,000	30%	3,841,000	64%
Emerging R&D and Other	67,000	0%	315,000	2%	(248,000)	(79%	)
Industrial	1,923,000	9%	3,606,000	18%	(1,683,000)	(47%	)
TOTAL	$20,504,000		$19,700,000		$804,000	4%

Geographic Sales:

	Twelve Months Ended
	February 28,	February 29,	Change
	2025	2024	$	%
U.S. & Canada	$12,506,000	$10,878,000	$1,628,000	15%
Asia Pacific (APAC)	2,758,000	3,268,000	(510,000)	(16%	)
Europe, Middle East, Asia (EMEA)	4,431,000	4,333,000	98,000	2%
Latin America	809,000	1,221,000	(412,000)	(34%	)
TOTAL	$20,504,000	$19,700,000	$804,000	4%